Filed Pursuant to Rule 424(b)(5)
File number 333-269836

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 14, 2024

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated February 16, 2023)

€     % Notes due 20

€     % Notes due 20

€     % Notes due 20

We will pay interest on the   % notes due 20  , the  % notes due 20  , and the   % notes due 20   (collectively, the “notes”) on    of each year, beginning on     , 2025.

The notes will be our senior unsecured obligations and will rank equally with our other unsecured and unsubordinated debt from time to time outstanding. The notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. We may redeem some or all of the notes at any time, and from time to time, at the redemption prices described in this prospectus supplement.

The notes are new issues of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange (“NYSE”), and we expect trading in the notes on the NYSE to begin within 30 days after the original issue date.

Investing in the notes involves risks. Please see “Risk Factors” on page S-12 of this prospectus supplement.

	Price to Public(1)	Underwriting Discount		Proceeds to Us, Before Expenses
Per % note due 20%			%		%
Total	€	€		€
Per % note due 20%			%		%
Total	€	€		€
Per % note due 20%			%		%
Total	€	€		€

(1)	Plus accrued interest, if any, from , 2024.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of Clearstream Banking S.A. and the Euroclear Bank S.A./N.V. on    , 2024.

Joint Book-Running Managers

J.P. Morgan	Citigroup	Deutsche Bank

The date of this prospectus supplement is     , 2024.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes. The second part is the accompanying prospectus dated February 16, 2023, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of our debt securities and gives more general information, some of which may not apply to the notes. Both the prospectus supplement and the accompanying prospectus also incorporate by reference documents that are described under “Where You Can Find More Information” in each of the prospectus supplement and the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

We and the underwriters are offering to sell the notes only in jurisdictions where sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for a person to make an offer or solicitation.

References in this prospectus supplement to “Johnson & Johnson,” the “Company,” “we,” “us” and “our” and all similar references are to Johnson & Johnson and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires. However, in the “Description of the Notes” and related summary sections of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus, references to the “Company,” “we,” “us” and “our” refer only to Johnson & Johnson, the parent company, and not to any of its subsidiaries.

References herein to “$” and “dollars” are to the lawful currency of the United States. References to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted the euro as their currency. The financial information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States.

The notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying base prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying base prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Notice to Investors.”

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/ 65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation, as it forms part of domestic law by virtue of the EUWA (as defined below) (the “UK Prospectus Regulation”).

In the United Kingdom (the “U.K.”), this prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (2) high net worth entities and other persons falling within Article 49(2)(a) to (d) of the Order, or (3) other persons to whom it may otherwise lawfully be communicated or caused to be communicated (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the U.K. Any person in the U.K. that is not a Relevant Person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

The communication of this prospectus supplement and the accompanying prospectus is not being made, and the contents of this prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”), by a person authorized under the FSMA. Accordingly, this prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the U.K. only in circumstances in which section 21(1) of the FSMA does not apply. The notes are not being offered or sold to any person in the U.K. except in circumstances which will not result in an offer of securities to the public in the U.K. within the meaning of Part VI of the FSMA.

UK PRIIPs Regulation / Prohibition of Sales to UK Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the U.K. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No. 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”).

Consequently, no key information document required by Regulation (EU) No. 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the UK PRIIPs Regulation.

MiFID II Product Governance/Professional Investors and Eligible Counterparties Only Target Market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties (“ECPS”) and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (an “EU distributor”) should take into consideration the manufacturers’ target market assessment; however, an EU distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK MiFIR Product Governance/Professional Investors and ECPS Only Target Market

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law of the U.K. by virtue of the EUWA (“UK MiFIR”) and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (an “UK distributor”) should take into consideration the manufacturers’ target market assessment; however, an UK distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

IN CONNECTION WITH THIS OFFERING, J.P. MORGAN SECURITIES PLC, AS STABILIZING MANAGER (OR PERSONS ACTING ON ITS BEHALF), MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL; HOWEVER, STABILIZATION MAY NOT NECESSARILY OCCUR. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME AND WILL BE CARRIED OUT IN COMPLIANCE WITH ALL APPLICABLE LAWS AND RULES. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 CALENDAR DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Management and representatives of the Company also may from time to time make forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and reflect management’s assumptions, views, plans, objectives and projections about the future. Forward-looking statements may be identified by the use of words such as “plans,” “expects,” “will,” “anticipates,” “estimates” and other words of similar meaning in conjunction with, among other things: discussions of future operations; expected operating results and financial performance; impact of planned acquisitions and dispositions; impact and timing of restructuring initiatives, including associated cost savings and other benefits; the Company’s strategy for growth; product development activities; regulatory approvals; market position and expenditures.

Because forward-looking statements are based on current beliefs, expectations and assumptions regarding future events, they are subject to uncertainties, risks and changes that are difficult to predict and many of which are outside of the Company’s control. Investors should realize that if underlying assumptions prove inaccurate, or known or unknown risks or uncertainties materialize, the Company’s actual results and financial condition could vary materially from expectations and projections expressed or implied in its forward-looking statements. Investors are therefore cautioned not to rely on these forward-looking statements. Risks and uncertainties include, but are not limited to:

Risks related to product development, market success and competition

•

Challenges and uncertainties inherent in innovation and development of new and improved products and technologies on which the Company’s continued growth and success depend, including uncertainty of clinical outcomes, additional analysis of existing clinical data, obtaining regulatory approvals, health plan coverage and customer access, and initial and continued commercial success;

•

Challenges to the Company’s ability to obtain and protect adequate patent and other intellectual property rights for new and existing products and technologies in the United States and other important markets;

•	The impact of patent expirations, typically followed by the introduction of competing generic, biosimilar or other products and resulting revenue and market share losses;

•

Increasingly aggressive and frequent challenges to the Company’s patents by competitors and others seeking to launch competing generic, biosimilar or other products and increased receptivity of courts, the United States Patent and Trademark Office and other decision makers to such challenges, potentially resulting in loss of market exclusivity and rapid decline in sales for the relevant product sooner than expected;

•	Competition in research and development of new and improved products, processes and technologies, which can result in product and process obsolescence;

•	Competition to reach agreement with third parties for collaboration, licensing, development and marketing agreements for products and technologies;

•	Competition based on cost-effectiveness, product performance, technological advances and patents attained by competitors; and

•

Allegations that the Company’s products infringe the patents and other intellectual property rights of third parties, which could adversely affect the Company’s ability to sell the products in question and require the payment of money damages and future royalties.

Risks related to product liability, litigation and regulatory activity

•

Product efficacy or safety concerns, whether or not based on scientific evidence, potentially resulting in product withdrawals, recalls, regulatory action on the part of the United States Food and Drug Administration (U.S. FDA) (or international counterparts), declining sales, reputational damage, increased litigation expense and share price impact;

•

The impact, including declining sales and reputational damage, of significant litigation or government action adverse to the Company, including product liability claims and allegations related to pharmaceutical marketing practices and contracting strategies;

•

The impact of an adverse judgment or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, product liability, personal injury claims, securities class actions, government investigations, employment and other legal proceedings;

•

Increased scrutiny of the healthcare industry by government agencies and state attorneys general resulting in investigations and prosecutions, which carry the risk of significant civil and criminal penalties, including, but not limited to, debarment from government business;

•	Failure to meet compliance obligations in compliance agreements with governments or government agencies, which could result in significant sanctions;

•

Potential changes to applicable laws and regulations affecting United States and international operations, including relating to: approval of new products; licensing and patent rights; sales and promotion of healthcare products; access to, and reimbursement and pricing for, healthcare products and services; environmental protection; and sourcing of raw materials;

•

Compliance with local regulations and laws that may restrict the Company’s ability to manufacture or sell its products in relevant markets, including requirements to comply with medical device reporting regulations and other requirements such as the European Union’s Medical Devices Regulation;

•

Changes in domestic and international tax laws and regulations, increasing audit scrutiny by tax authorities around the world and exposures to additional tax liabilities potentially in excess of existing reserves; and

•	The issuance of new or revised accounting standards by the Financial Accounting Standards Board and regulations by the SEC.

Risks related to healthcare market trends and the realization of benefits from the Company’s strategic initiatives

•

Pricing pressures resulting from trends toward healthcare cost containment, including the continued consolidation among healthcare providers and other market participants, trends toward managed care, the shift toward governments increasingly becoming the primary payors of healthcare expenses, significant new entrants to the healthcare markets seeking to reduce costs and government pressure on companies to voluntarily reduce costs and price increases;

•	Restricted spending patterns of individual, institutional and governmental purchasers of healthcare products and services due to economic hardship and budgetary constraints;

•

Challenges to the Company’s ability to realize its strategy for growth including through externally sourced innovations, such as development collaborations, strategic acquisitions, licensing and marketing agreements, and the potential heightened costs of any such external arrangements due to competitive pressures;

•

The potential that the expected strategic benefits and opportunities from any planned or completed acquisition or divestiture by the Company may not be realized or may take longer to realize than expected;

•	The potential that the expected benefits and opportunities related to past and ongoing restructuring actions may not be realized or may take longer to realize than expected;

•	The Company’s ability to divest the Company’s remaining ownership interest in Kenvue Inc. (“Kenvue”) and realize the anticipated benefits from the separation; and

•	Kenvue’s ability to succeed as a standalone publicly traded company.

Risks related to economic conditions, financial markets and operating internationally

•	The risks associated with global operations on the Company and its customers and suppliers, including foreign governments in countries in which the Company operates;

•	The impact of inflation and fluctuations in interest rates and currency exchange rates and the potential effect of such fluctuations on revenues, expenses and resulting margins;

•

Potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs and potential drug reimportation legislation;

•

The impact on international operations from financial instability in international economies, sovereign risk, possible imposition of governmental controls and restrictive economic policies, and unstable international governments and legal systems;

•	The impact of global public health crises and pandemics;

•

Changes to global climate, extreme weather and natural disasters that could affect demand for the Company’s products and services, cause disruptions in manufacturing and distribution networks, alter the availability of goods and services within the supply chain, and affect the overall design and integrity of the Company’s products and operations;

•	The impact of global or economic changes or events, including global tensions and war; and

•	The impact of armed conflicts and terrorist attacks in the United States and other parts of the world, including social and economic disruptions and instability of financial and other markets.

Risks related to supply chain and operations

•

Difficulties and delays in manufacturing, internally, through third-party providers or otherwise within the supply chain, that may lead to voluntary or involuntary business interruptions or shutdowns, product shortages, withdrawals or suspensions of products from the market, and potential regulatory action;

•

Interruptions and breaches of the Company’s information technology systems or those of the Company’s vendors, which could result in reputational, competitive, operational or other business harm as well as financial costs and regulatory action;

•

Reliance on global supply chains and production and distribution processes that are complex and subject to increasing regulatory requirements that may adversely affect supply, sourcing and pricing of materials used in the Company’s products; and

•

The potential that the expected benefits and opportunities related to restructuring actions may not be realized or may take longer to realize than expected, including due to any required approvals from applicable regulatory authorities.

Investors also should carefully read the Risk Factors described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a description of certain risks that could, among other things, cause our actual results to differ materially from those expressed in our forward-looking statements.

Investors should understand that it is not possible to predict or identify all such factors and should not consider the risks described above and in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 to be a complete statement of all potential risks and uncertainties. See “Where You Can Find More Information.” We do not undertake to publicly update any forward-looking statement that may be made from time to time, whether as a result of new information or future events or developments.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy statements and other information that we file electronically with the SEC. The address of such site is http://www.sec.gov. Our internet address is www.jnj.com. We make available free of charge on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with or furnished to the SEC. However, other than any documents expressly incorporated by reference, the information on our website or any other website that is referred to in this prospectus supplement is not a part of this prospectus supplement.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we complete our offering of the notes; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2024;

•	Current Report on Form 8-K filed on April 16, 2024 (Item 8.01 only) and April 29, 2024; and

•	All information in our proxy statement filed on March 13, 2024 to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary’s Office

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

(732) 524-2455

SUMMARY

The following summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein, as described under “Where You Can Find More Information.”

Johnson & Johnson

We have approximately 131,900 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the health care field. Johnson & Johnson is a holding company, with operating companies conducting business in virtually all countries of the world. Our primary focus is on products related to human health and well-being.

Johnson & Johnson was incorporated in the State of New Jersey in 1887. Our principal office is located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Our telephone number is (732) 524-0400.

Recent Developments

U.S. Dollar Notes Offering

On May 13, 2024, we launched a U.S. dollar-denominated notes (the “USD notes”) offering by means of a separate prospectus supplement. This prospectus supplement is not an offer of any securities of Johnson & Johnson other than the notes. We cannot assure you that the USD notes offering will be completed, and the completion of the USD notes offering is not a condition to the completion of the offering of the notes.

We expect to use any net proceeds received from the USD notes offering, together with the net proceeds from this offering, borrowings under our commercial paper program and cash on hand, to fund our recently announced acquisition of Shockwave Medical, Inc. (“Shockwave”). See “Use of Proceeds.”

The Offering

The following is a brief summary of the terms and conditions of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms and conditions of the offering of the notes, you should carefully read this prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information.”

Issuer	Johnson & Johnson

Securities Offered	€ % notes due 20

€ % notes due 20

€ % notes due 20

Issue Date	, 2024

Maturity Date	, 20 for the % notes due 20

, 20 for the % notes due 20

, 20 for the % notes due 20

Interest Rate	% per annum for the % notes due 20

% per annum for the % notes due 20

% per annum for the % notes due 20

Interest Payment Dates	Interest on the % notes due 20 will accrue from , 2024 and is payable on of each year, beginning on , 2025.

Interest on the % notes due 20 will accrue from , 2024 and is payable on of each year, beginning on , 2025.

Interest on the % notes due 20 will accrue from , 2024 and is payable on of each year, beginning on , 2025.

Optional Redemption	We may redeem some or all of the notes at any time prior to maturity at the redemption prices described in this prospectus supplement under “Description of the Notes—Optional Redemption.”

Additional Amounts	We will, subject to certain exceptions and limitations, pay additional amounts on the notes to holders who are not United States persons (as defined under “Description of the Notes—Payment of Additional Amounts”) in respect of any required withholding or deduction for any present or future tax, assessment or other governmental charge imposed by any taxing authority in the United States, as will result in receipt by holders of notes that are not United States persons of such amounts as they would have received had no such withholding or deduction been required. See “Description of the Notes—Payment of Additional Amounts.”

Redemption of Notes for Tax Reasons	We may redeem all but not part of any series of the notes in the event of certain changes in the tax laws of the United States that would require us to pay additional amounts as described under “Description of the Notes—Payment of Additional Amounts.” This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the applicable series of notes to the date fixed for redemption. See “Description of the Notes—Redemption for Tax Reasons.”

Currency of Payment	All payments of interest and principal, including payments made upon any redemption of the notes, will be made in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. See “Description of the Notes—Issuance in Euro” and “Currency Conversion.”

Use of Proceeds	We will receive approximately € in net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds of the offering of notes, together with the proceeds from the concurrent euro notes offering, borrowings under our commercial paper program and cash on hand, to fund our recently announced acquisition of Shockwave, a company that provides intravascular lithotripsy (IVL) technology for the treatment of calcified coronary artery disease and peripheral artery disease. The acquisition is subject to the receipt of Shockwave’s shareholder approval, as well as the receipt of applicable regulatory approvals and other customary closing conditions. Any net proceeds not so applied will be used for general corporate purposes.

Ranking	The notes will be our senior unsecured obligations and will rank equally with our other unsecured and unsubordinated debt from time to time outstanding.

Further Issuances	We may issue additional notes of any series in an unlimited aggregate principal amount of additional notes of that series without the consent of the holders of the notes.

Listing	We intend to apply to list the notes on NYSE. We expect trading in the notes on the NYSE to begin within 30 days after the original issue date.

Trustee	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

Before purchasing the notes, you should consider carefully the information described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. You should also carefully consider the information described under “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and the other information included in this prospectus supplement, the accompanying prospectus and other information incorporated by reference herein and therein. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. You should realize that the Company faces a number of risks and uncertainties that are difficult to predict and many of which are outside the Company’s control, and if known or unknown risks or uncertainties materialize, the Company’s business, results of operations or financial condition could be adversely affected. See “Where You Can Find More Information.”

Risks Relating to the Offering

The limited covenants in the indenture governing the notes and the terms of the notes will not provide protection against significant events that could adversely impact your investment in the notes.

The indenture governing the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur additional indebtedness;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our or our subsidiaries’ ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes will not restrict our ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

The notes will be unsecured and therefore will effectively be subordinated to any secured debt we may incur in the future.

The notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes.

Active trading markets for the notes may not develop.

The notes are new issues of securities with no established trading markets. Although we intend to apply for listing of the notes for trading on NYSE, the listing application will be subject to approval by NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. We cannot assure you trading markets for the notes will develop or of the ability of holders of the notes to sell their notes or of the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in each series of the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued, in their sole discretion, at any time without notice. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial, legal and tax advisors as to the risks involved in an investment in the notes.

An investment in the notes by a purchaser whose home currency is not euro entails significant risks.

Subject to the risk described in the following risk factor, all payments of interest on and principal of the notes and any redemption price for the notes will be made in euro. An investment in the notes by a purchaser whose home currency is not the euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and the euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between the euro and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of the euro against the holder’s home currency would result in a decrease in the effective yield of the notes below its coupon rate and, in certain circumstances, could result in a loss to the holder.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euros, which could adversely affect the value of the notes.

Despite measures taken to alleviate credit risk, concerns persist regarding the debt burden of certain member states of the European Monetary Union and their ability to meet future financial obligations, the overall stability of the euro and the suitability of the euro as a single currency given the diverse economic and political circumstances in individual member states. These and other concerns could lead to the reintroduction of individual currencies in one or more member states, or, in more extreme circumstances, the possible dissolution of the euro entirely. Should the euro dissolve entirely, the legal and contractual consequences for holders of euro-denominated obligations would be determined by laws in effect at such time. The official exchange rate at which the notes may be redenominated may not accurately reflect their value in euros. These potential developments, or market perceptions concerning these developments and related issues, could adversely affect the value of the notes.

The U.K., the European Union or one or more of its member states may, in the future, impose exchange controls or modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euros at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

If, as described under “Description of the Notes—Issuance in Euro,” the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as reported by Bloomberg. We cannot assure you that this exchange rate will be as favorable to holders of notes as the exchange rate otherwise determined by applicable law. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the notes. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment in respect of the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. A Federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination of €100,000 or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

CURRENCY CONVERSION

Investors will be required to pay for the notes in euro. If, however, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second business day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

As of 9:00 a.m. (London Time) on May 13, 2024, the euro/U.S. dollar exchange rate was €1.00 = U.S. $1.0775.

USE OF PROCEEDS

We will receive approximately €    in net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds of the offering of the notes, together with the proceeds from the concurrent USD notes offering, borrowings under our commercial paper program and cash on hand, to fund our recently announced acquisition of Shockwave, a company that provides intravascular lithotripsy (IVL) technology for the treatment of calcified coronary artery disease and peripheral artery disease. The acquisition is subject to the receipt of Shockwave’s shareholder approval, as well as the receipt of applicable regulatory approvals and other customary closing conditions. Any net proceeds not so applied will be used for general corporate purposes.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth under the heading “Description of Debt Securities” in the accompanying prospectus, to which description reference is hereby made.

General

The notes offered hereby will be the Company’s unsecured obligations and will be issued under an Indenture dated as of September 15, 1987, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company, which succeeded Harris Trust and Savings Bank), as trustee (the “Trustee”), as amended by a First Supplemental Indenture dated as of September 1, 1990 and a Second Supplemental Indenture dated as of November 9, 2017 (collectively, the “Indenture”). The  % notes due 20  , the  % notes due 20  and the  % notes due 20  are sometimes respectively referred to herein as the “20  notes,” the “20  notes” and the “20  notes,” respectively. The 20  notes, the 20  notes and the 20  notes are sometimes collectively referred to herein as the “notes.”

The     % notes due 20 will mature on    , 20 , the % notes due 20 will mature on    , 20 and the % notes due 20 will mature on    , 20 .

The notes will be entitled to the benefits of the Company’s covenants described under the caption “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Notes will be issued only in book-entry form, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof, through the facilities of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), and sales in book-entry form may be effected only through participants in Euroclear or Clearstream, Luxembourg. See “—Global Securities” and “—Book-Entry; Delivery and Form; Global Note” below. The notes do not have the benefit of a sinking fund.

Interest on the Notes

The notes will bear interest from    , 2024, or from the most recent interest payment date to which interest has been paid or provided for, payable annually on     of each year (each such date an “interest payment date” with respect to the notes), beginning    , 2025, to the holders of the notes at the close of business on the applicable record date, which is the    next preceding such interest payment date. The 20  notes will bear interest at the rate of  % per annum, the 20  notes will bear interest at a rate of     % per annum and the 20  notes will bear interest at a rate of     % per annum. Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or   , 2024 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Issuance in Euro

Initial holders will be required to pay for the notes in euro, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euro. If, on or after the date of this prospectus supplement, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond its control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second business day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor any paying agent shall have any responsibility for any calculation or conversion in connection with the forgoing.

Business Day

The term “business day” means any day, other than a Saturday or Sunday, (1) that is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Paying Agent and Registrar

The Bank of New York Mellon (London Branch) will initially act as paying agent for the notes, and The Bank of New York Mellon Trust Company, N.A. will initially act as registrar for the notes. The Company may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

Global Securities

The notes of each series will each be represented by one or more global securities in registered form without interest coupons attached. The Company will issue the notes in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes will be issued only in registered, book-entry form. There will be one or more global securities deposited with a common depositary for Euroclear and Clearstream, Luxembourg for each issue. See “—Book-Entry; Delivery and Form; Global Note” below.

Optional Redemption

Prior to the    Par Call Date, with respect to the 20 notes, prior to the    Par Call Date, with respect to the 20 notes and prior to the    Par Call Date, with respect to the 20 notes, the Company may, at any time and from time to time, redeem the notes of such series at its option, in whole or in part, upon at least 15 days, but not more than 60 days, prior notice given by mail to the registered address of each holder of the notes to be redeemed, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL ICMA) at the applicable comparable Government Bond Rate (as defined below) plus    basis points, in the case of the 20 notes,    basis points, in the case of the 20 notes and    basis points, in the case of the 20 notes, and

(2)	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest on the notes to be redeemed to, but excluding, the date of redemption.

On or after the    Par Call Date, with respect to the 20 notes, on or after the    Par Call Date, with respect to the 20 notes and on or after the    Par Call Date, with respect to the 20 notes, the Company may redeem the notes of such series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

Installments of interest on notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the holders as of the close of business on the relevant regular record date according to the notes and the indenture.

“    Par Call Date” means  in the case of the 20 notes.

“    Par Call Date” means  in the case of the 20 notes.

“    Par Call Date” means   in the case of the 20 notes.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes being redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the applicable Comparable Government Bond on the basis of the middle market price of such Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, and the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. If less than all of the notes of a series are to be redeemed, the notes of such series to be redeemed will be selected in accordance with applicable depositary procedures; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part. On or before the redemption date, the Company will deposit with the paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date.

The notes of each series are also subject to redemption prior to maturity if certain changes in U.S. tax law occur. If such changes occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See “— Redemption for Tax Reasons.”

Payment of Additional Amounts

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on the notes to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)

to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)	being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

(b)	having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;

(c)

being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)

being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(e)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into the ordinary course of its trade or business;

(2)

to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)

to any tax, assessment or other governmental charge that is imposed or otherwise withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

(5)

to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

(7)

to any tax, assessment or other governmental charge any paying agent (which term may include us) must withhold from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;

(8)

to any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the holder of a note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)	any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement); or

(10)	in the case of any combination of the above items.

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

The Company will not pay additional amounts on any note presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant global note to another paying agent.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons”, the term “United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, “United States person” means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, the Company becomes or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes, then the Company may at its option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those notes to the date fixed for redemption.

Further Issues

The Company may from time to time, without notice to, or the consent of, the registered holders of any series of notes, create and issue further notes equal in rank with any series of the notes offered by this prospectus supplement in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the further notes or except for the first payment of interest following the issue date of the further notes). These further notes may be consolidated and form a single series with the applicable existing series of notes and will have the same terms as to status, redemption or otherwise as that existing series of notes.

Book-Entry System

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary and registered in the name of the nominee of the common depositary for the accounts of Clearstream, Luxembourg and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream, Luxembourg or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear.

The distribution of the notes will be cleared through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream, Luxembourg and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro, except as described under the headings “—Issuance in Euro” and “Currency Conversion.”

Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the notes held by them. The Company has no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. The Company also does not supervise these systems in any way.

Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by the Company or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

The Company has been advised by Clearstream, Luxembourg and Euroclear, respectively, as follows:

Clearstream, Luxembourg

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers, which the Company refers to as “Clearstream, Luxembourg Customers,” and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Customers through electronic book-entry transfers between their accounts. Clearstream, Luxembourg provides to Clearstream, Luxembourg Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream, Luxembourg Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream, Luxembourg Customers in the United States

are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Customer.

Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Customers in accordance with its rules and procedures.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for its participants, which the Company refers to as “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which the Company refers to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation, which the Company refers to as the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which the Company refers to collectively as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

Clearance and Settlement Procedures

The Company understands that investors that hold their notes through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

The Company understands that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. United States investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

If the depositary for any of the notes represented by a registered global note is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, it will issue notes in definitive form in exchange for the registered global note that had been held by the depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, the Company may at any time determine that the notes shall no longer be represented by a global note and will issue notes in definitive form in exchange for such global note pursuant to the procedure described above.

Notices

Notices to holders of the notes will be sent to such holders. Any notice shall be deemed to have been given on the date of mailing. So long as the notes are represented by a global security deposited with The Bank of New York Mellon (London Branch), or any successor thereto, as the common depositary for Clearstream, Luxembourg and Euroclear, notices to holders may be given by delivery to Clearstream, Luxembourg and Euroclear, and such notices shall be deemed to be given on the date of delivery to Clearstream, Luxembourg and Euroclear. The trustee will transmit notices to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only transmit these notices to the registered holder of the notes. You will not receive notices regarding the notes directly from the Company unless it reissues the notes to you in fully certificated form.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. However, the discussion is limited in the following ways:

•	The discussion only covers you if you buy your notes in the initial offering at the price set forth on the cover page and you hold your notes as capital assets (that is, for investment purposes).

•

This discussion does not address all U.S. federal income tax considerations that may be relevant to you in light of your personal investment circumstances or to certain categories of investors that may be subject to special rules under U.S. federal income tax law, such as:

•	banks or other financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or foreign currencies;

•	persons holding the notes as part of a hedge, straddle or conversion transaction or other integrated transaction;

•	persons required to accelerate the recognition of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes.

•

The discussion is based on the Code, Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as currently in effect, changes to any of which may change the tax treatment of the notes described herein, possibly with a retroactive effect.

•

The discussion does not cover any tax consequences arising under U.S. federal gift, estate or alternative minimum tax laws or the Medicare tax on net investment income, or under the laws of any state, local or foreign jurisdiction.

•

We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of acquiring, owning or disposing of the notes. As a result, the IRS could disagree with portions of this discussion.

EACH POTENTIAL INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES IN ITS PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION, OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder.” A “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual U.S. citizen or resident alien;

•

a corporation - or entity taxable as a corporation for U.S. federal income tax purposes - that was created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your own tax advisor.

Interest

•

If you are a cash method taxpayer (including most individual U.S. Holders), you will be taxed on the value of the euro when it is received by you. The value of the euro will be determined using the “spot rate” in effect at such time. “Spot rate” generally means a currency exchange rate that reflects a market exchange rate available to the public for euro.

•

If you are an accrual method taxpayer, you will accrue interest income on a note in euros and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period, or portion thereof, within you taxable year, or, at your election, at the spot rate of exchange on (a) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year or (b) the date of receipt if such date is within five business days oaf the last day of the accrual period or taxable year.

•

The average rate for an accrual period (or partial period) is the simple average of the spot rates for each business day of such period, or other average exchange rate for the period reasonably derived and consistently applied by you. When interest is actually paid, you generally will also recognize exchange gain or loss, taxable as ordinary income or loss, equal to the difference between (a) the value of the euro received as interest, as translated into U.S. dollars using the spot rate on the date of receipt, and (b) the U.S. dollar amount previously included in income with respect to such payment.

•

Your tax basis in the euro you receive as interest will be the aggregate amount reported by you as income with respect to the receipt of the euro. If you receive interest in the form of euro and subsequently sell those euro, or if you are considered to receive euro and those euro are considered to be sold for U.S. dollars on your behalf, additional tax consequences will apply as described in “—Sale of Euro”.

Disposition of Notes

On your sale, exchange, redemption or other taxable disposition of your note:

•	You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the note.

•

Your adjusted tax basis generally will be the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date of purchase, and your amount realized upon disposition generally will be the U.S. dollar value of the euro received calculated at the spot rate of exchange on the date of disposition. However, in case of a sale on an established securities market, (i) a cash basis taxpayer (or, upon election, an accrual basis taxpayer) will determine the U.S. dollar values of its adjusted tax basis and the amount realized by translating euro amounts at the spot rate of exchange on the settlement date of the purchase or disposition, respectively, or (ii) a non-electing accrual basis taxpayer will determine the U.S. dollar values of its adjusted tax basis and the amount realized by translating euro amounts at the spot rate of exchange on the trade date of the purchase or disposition, respectively.

•

Your gain or loss (except to the extent attributable to foreign currency gain or loss) generally will be capital gain or loss, and will be long term capital gain or loss if you held the note for more than one year. For an individual, the maximum U.S. federal income tax rate on long term capital gains is currently 20%. The deductibility of capital losses is subject to limitations.

•

You will realize foreign currency gain or loss to the extent the U.S. dollar value of the euro paid for the note, based on the spot rate at the time you dispose of the note, is greater or less than the U.S. dollar value of the euro paid for the note, based on the spot rate at the time you acquired the note. Any resulting foreign currency gain or loss will be ordinary income or loss. You will only recognize such foreign currency gain or loss to the extent you have gain or loss, respectively, on the overall sale or retirement of the note. A non-electing accrual basis taxpayer selling the notes on an established securities market will also realize foreign currency gain or loss on the receipt of euro to the extent (i) the U.S. dollar value of the euro determined at the spot rate on the settlement date of the sale differs from (ii) the U.S. dollar value of the euro determined at the spot rate on the trade date of the sale.

•

If you dispose of the note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the note but has not yet been paid by the date of disposition. That amount is treated as ordinary interest income as described above under “—Interest.”

•

Your tax basis in the euro you receive on sale or retirement of the note will be the U.S. dollar value of euro reported by you as received on the sale or retirement of the note (or, in the case of a non-electing accrual basis taxpayer that sells the notes on an established securities market, on the receipt of such euro, as explained above).

Sale of Euro

Upon receipt of euro as principal or interest on a note, and you later sell (or are considered to sell) those euro for U.S. dollars, you will have taxable gain or loss equal to the difference between the amount of U.S. dollars received and your tax basis in the euro. In addition, when you purchase a note in euro, you will have taxable gain or loss if your tax basis in the euro is different from the U.S. dollar value of the euro on the date of purchase. Any such gain or loss is foreign currency gain or loss taxable as ordinary income or loss.

Foreign Currency Loss

In general, any foreign currency loss claimed by you from a sale, exchange, redemption or other taxable disposition of your note or foreign currency received in respect of such note will be treated as a “reportable transaction” for U.S. federal income tax purposes to the extent that the amount of the loss equals or exceeds certain threshold amounts. You should consult your own tax advisors concerning the application of the reportable transaction regulations to your investment in the notes, including any requirement to file IRS Form 8886 with your tax return.

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

•

Assuming you hold your notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest on your notes as well as on proceeds from sale or other taxable disposition of the notes, unless an exemption applies.

•

Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•

If you are subject to these requirements but do not comply, the intermediary must withhold (currently, at a rate of 24% in respect of all amounts payable to you on the notes (including principal payments and sale proceeds)). If the intermediary withholds payments, you may use the withheld amount as a credit against your U.S. federal income tax liability or you may be entitled to a refund, provided that you timely furnish the required information to the IRS.

•	All individuals are subject to these requirements. Some holders, including corporations, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is a beneficial owner of a note that is not a U.S. Holder. As stated above, if a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your own tax advisor.

Withholding Taxes

Subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act below, payments of interest on the notes generally will not be subject to U.S. withholding tax if you meet one of the following requirements:

•

You provide a completed IRS Form W-8BEN or W-8BEN-E (or applicable substitute form) to the bank, broker or other intermediary through which you hold your notes. The IRS Form W-8BEN or W-8BEN-E contains your name, address and a statement, certified under penalties of perjury, that you are the beneficial owner of the notes and that you are not a U.S. person.

•

You are entitled to an exemption from U.S. withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption, you must complete IRS Form W-8BEN or W-8BEN-E (or applicable substitute form) and claim this exemption on the form.

•

The interest income on the notes is effectively connected with the conduct of your trade or business in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment). To claim this exemption, you must complete IRS Form W-8ECI (or applicable substitute form).

Even if you meet one of the above requirements, interest paid to you will be subject to U.S. withholding tax under any of the following circumstances:

•	The withholding agent or an intermediary knows that you are not entitled to an exemption from U.S. withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•	An intermediary through which you hold the notes fails to comply with the procedures necessary to avoid U.S. withholding taxes on the notes.

•

You own, actually or constructively, 10% or more of the voting stock of Johnson & Johnson or are a “controlled foreign corporation” related directly or indirectly to Johnson & Johnson through stock ownership. In these cases, you will be exempt from withholding taxes only if you are eligible for a tax treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the United States and you provide us or the intermediary through which you hold the notes, prior to the payment of interest, with a properly executed IRS Form W-8ECI (or applicable substitute form) as discussed above.

The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of Non-U.S. Holders of notes, including partnerships, trusts and other entities treated as pass-through entities for U.S. federal income tax purposes. You should consult your own tax advisor regarding the specific methods for satisfying these requirements.

Disposition of Notes

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” if you sell or otherwise dispose of a note (including in a redemption or a retirement), you will not be subject to U.S. federal income tax or U.S. withholding tax on any gain realized on such disposition unless one of the following applies:

•

The gain is effectively connected with a trade or business that you conduct in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment), in which case you will be subject to U.S. federal income tax in the manner described below under “ —U.S. Trade or Business.”

•

You are an individual and you are present in the United States for a period or periods aggregating at least 183 days during the taxable year in which you dispose of the note, and certain other conditions are satisfied, in which case you will be subject to a flat 30% tax on your U.S.-sourced net gain, if any, from your sale or other disposition of capital assets during the taxable year (unless an applicable treaty provides an exemption or a reduced rate).

•	The gain represents accrued interest, in which case the rules for interest, as described above under “ —Withholding Taxes,” would apply.

U.S. Trade or Business

If you hold your note in connection with a trade or business that you are conducting in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment):

•	Any interest on the note, and any gain from disposing of the note, generally will be subject to U.S. federal income tax as if you were a U.S. Holder.

•

If you are a corporation for U.S. federal income tax purposes, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the note. This tax rate is 30%, but may be reduced or eliminated by an applicable tax treaty.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding apply to Non-U.S. Holders as follows:

•

Principal and interest payments you receive will be automatically exempt from the usual rules if you provide the tax certifications needed to avoid withholding tax on interest, as described above under “ —Withholding Taxes”. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, interest payments made to you generally will be reported to the IRS on Form 1042-S.

•

Sale proceeds you receive on a sale or other taxable disposition of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding at the applicable rate may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. In general, you may file IRS Form W-8BEN, W-8BEN-E or IRS Form W-8ECI to claim an exemption from information reporting and backup withholding. Backup withholding is not an additional tax and any amounts withheld from a payment to you under the backup withholding rules will be allowable as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS. We suggest that you consult your own tax advisor concerning the information reporting and backup withholding rules applicable to your particular situation, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding and certification requirements are satisfied.

As a general matter, FATCA imposes a 30% withholding tax on interest on, and gross proceeds from the sale or other disposition of, notes if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors or (iii) the foreign entity otherwise is excepted under FATCA.

Different rules than those described above may apply to Non-U.S. Holders resident in jurisdictions that have entered into inter-governmental agreements with the United States.

Withholding under these rules (if applicable) will apply to payments of interest on the notes. Under proposed Treasury regulations that taxpayers may rely on pending the issuance of final regulations, no such withholding tax will apply to payments of gross proceeds from a sale or other disposition of notes.

If withholding is required under FATCA on a payment related to notes, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their own tax advisors regarding the effect of FATCA in their particular circumstances.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. EACH POTENTIAL INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO ITS PARTICULAR TAX CONSEQUENCES WITH RESPECT TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES ARISING UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND APPLICABLE TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS OR APPLICABLE TAX TREATIES.

CERTAIN EUROPEAN UNION TAX CONSIDERATIONS

Common Reporting Standard

Following recent international developments, the exchange of information is largely governed by the Organization for Economic Co-operation and Development’s Common Reporting Standard on automatic exchange of financial account information in tax matters (“CRS”), which requires governments to obtain detailed account information from financial institutions and exchange that information automatically with other jurisdictions annually. Under CRS, financial institutions resident in a CRS country are required to report, according to a due diligence standard, financial information with respect to reportable accounts, which includes interest. Reportable accounts include accounts held by individuals and entities (which includes trusts and foundations) with fiscal residence in another CRS country. The standard includes a requirement to look through passive entities to report on the relevant controlling persons.

On 9 November 2014, EU Member States adopted Directive 2014/107/EU (“DAC2”) on administrative cooperation in direct taxation, which provides for mandatory automatic exchange of financial information in accordance with CRS. DAC2 amends the previous Directive on administrative cooperation in direct taxation, Council Directive 2011/16/EU (as amended by the DAC), which effectively implements the CRS.

EU Savings Directive

Council Directive 2003/48/EC (as amended) on the taxation of savings income (the “EU Savings Directive”) has now been repealed.

The Proposed Financial Transactions Tax (“FTT”)

On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”). Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances. The issuance and subscription of the notes are expected to be exempt.

Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

However, the FTT proposal remains subject to negotiation between the participating Member States, and the legality and scope of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate, and/or additional participating Member States may decide to withdraw. In June 2023, the Commission stated that the prospects of reaching an agreement on the FTT in the future were limited, and that there was little expectation that any proposal would be agreed in the short term.

Investors should consult their own tax advisers in relation to the FTT.

UNDERWRITING

J.P. Morgan Securities plc, Citigroup Global Markets Limited and Deutsche Bank AG, London Branch are acting as representatives of the underwriters named below. Pursuant to the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally and not jointly agreed to purchase, the principal amount of each series of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of % Notes due 20	Principal Amount of % Notes due 20	Principal Amount of % Notes due 20
J.P. Morgan Securities plc	€	€	€
Citigroup Global Markets Limited
Deutsche Bank AG, London Branch

Total	€	€	€

Under the underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

Each series of notes represents a new issue of securities with no established trading market. We intend to apply to list the notes on NYSE and we expect trading in the notes on the NYSE to begin within 30 days after the original issue date. Certain of the underwriters have advised us that they intend to make a market in each series of notes, but they are not obligated to do so. The underwriters may discontinue any market making in any series of notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market for any series of notes will develop and be sustained, that you will be able to sell your notes at a particular time or that the prices you receive when you sell your notes will be favorable. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

The underwriters initially propose to offer part of the notes directly to the public at the offering prices described on the cover page and part to certain dealers at a price that represents a concession not in excess of  % of the principal amount of the 20  notes,  % of the principal amount of the 20  notes and % of the principal amount of the 20  notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of % of the principal amount of the 20  notes,  % of the principal amount of the 20  notes and % of the principal amount of the 20  notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance of the notes and subject to the underwriters’ right to reject any order in whole or in part.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of each series of notes. Specifically, the underwriters may overallot in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of any of the notes.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

We expect to deliver the notes against payment therefore on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the    business day following the date of the pricing of the notes (such settlement cycle being herein referred to as “T+    ”). Under Rule 15c6-1 of the Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the    business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+    , to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of notes who wish to trade notes prior to the    business day preceding the settlement date should consult their own advisers.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representations that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Expenses associated with this offering, to be paid by us, are estimated to be €      .

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities and other financial and non-financial services. In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, and may in the future engage, in advisory, commercial banking and/or investment banking transactions with us and our affiliates, for which they have and will receive customary fees and expenses. In particular, J.P. Morgan Securities LLC (an affiliate of J.P. Morgan Securities plc) is serving as financial advisor to us in connection with the acquisition of Shockwave.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or financial instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of our securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In connection with the issuance of the notes, we may also enter into certain hedging transactions, including with respect to interest rates.

NOTICE TO INVESTORS

The notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

The notes will not be offered, sold, or delivered, directly or indirectly, nor will this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes be distributed, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations and which will not impose any obligations on us except as set forth in the underwriting agreement.

Holders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the notes were purchased. These taxes and charges are in addition to the issue price set forth on the cover page.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”).

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and the accompanying prospectus.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of:

(i)	a retail client (as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”);

(ii)

a customer, within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”), and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of UK law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of UK law by virtue of the EUWA (the “UK Prospectus Regulation”).

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in the United Kingdom will be made pursuant to an exemption under the FSMA and the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for purposes of the FSMA and the UK Prospectus Regulation.

In the United Kingdom, this prospectus supplement and the accompanying prospectus are for distribution only to, and are directed only at, persons who (i) have professional experience in matters relating to investments falling within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), or (ii) are high net worth companies (or other persons to whom it may lawfully be communicated), falling within Article 49(2)(a) to (d) of the Financial Promotion Order, (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. In the United Kingdom, the notes, or any investment or investment activity to which this prospectus supplement relates, are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

This UK selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and the accompanying prospectus.

Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”) and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and governmental guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”), pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2 (1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification: solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes in Switzerland. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized or will be authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the debt securities will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York, and Troutman Pepper Hamilton Sanders LLP, Princeton, New Jersey, with respect to New Jersey law. Cravath, Swaine & Moore LLP is counsel to the underwriters in connection with this offering. Cravath, Swaine & Moore LLP has in the past performed, and continues to perform, legal services for us.

PROSPECTUS

DEBT SECURITIES

Johnson & Johnson may from time to time offer its debt securities in one or more offerings. The terms of the debt securities will be described in an accompanying prospectus supplement, together with other terms and matters related to the offering.

The debt securities may be sold directly or through agents, underwriters or dealers.

Investing in our debt securities involves risks. Please see “Risk Factors” on page 5 of this prospectus. In addition, please review any additional risk factors in the accompanying prospectus supplement or any documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 16, 2023.

ABOUT THIS PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus or the accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we issue debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add to, change or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with additional information described under “Where You Can Find More Information.”

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Management and representatives of Johnson & Johnson and its subsidiaries (the “Company”) also may from time to time make forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and reflect management’s assumptions, views, plans, objectives and projections about the future. Forward-looking statements may be identified by the use of words such as “plans,” “expects,” “will,” “anticipates,” “estimates” and other words of similar meaning in conjunction with, among other things: discussions of future operations; expected operating results and financial performance; impact of planned acquisitions and dispositions; the Company’s strategy for growth; product development; regulatory approvals; market position and expenditures.

Because forward-looking statements are based on current beliefs, expectations and assumptions regarding future events, they are subject to uncertainties, risks and changes that are difficult to predict and many of which are outside of the Company’s control. Investors should realize that if underlying assumptions prove inaccurate, or known or unknown risks or uncertainties materialize, the Company’s actual results and financial condition could vary materially from expectations and projections expressed or implied in its forward-looking statements. Investors are therefore cautioned not to rely on these forward-looking statements. Risks and uncertainties include, but are not limited to:

Risks Related to Product Development, Market Success and Competition

•

Challenges and uncertainties inherent in innovation and development of new and improved products and technologies on which the Company’s continued growth and success depend, including uncertainty of clinical outcomes, additional analysis of existing clinical data, obtaining regulatory approvals, health plan coverage and customer access, and initial and continued commercial success;

•

Challenges to the Company’s ability to obtain and protect adequate patent and other intellectual property rights for new and existing products and technologies in the United States and other important markets;

•	The impact of patent expirations, typically followed by the introduction of competing generic, biosimilar or other products and resulting revenue and market share losses;

•	Increasingly aggressive and frequent challenges to the Company’s patents by competitors and others seeking to launch competing generic, biosimilar or other products and increased receptivity of courts, the United States Patent and Trademark Office and other decision makers to such challenges, potentially resulting in loss of market exclusivity and rapid decline in sales for the relevant product sooner than expected;

•	Competition in research and development of new and improved products, processes and technologies, which can result in product and process obsolescence;

•	Competition to reach agreement with third parties for collaboration, licensing, development and marketing agreements for products and technologies;

•	Competition based on cost-effectiveness, product performance, technological advances and patents attained by competitors; and

•

Allegations that the Company’s products infringe the patents and other intellectual property rights of third parties, which could adversely affect the Company’s ability to sell the products in question and require the payment of money damages and future royalties.

Risks Related to Product Liability, Litigation and Regulatory Activity

•

Product efficacy or safety concerns, whether or not based on scientific evidence, potentially resulting in product withdrawals, recalls, regulatory action on the part of the United States Food and Drug Administration (or international counterparts), declining sales, reputational damage, increased litigation expense and share price impact;

•

The impact, including declining sales and reputational damage, of significant litigation or government action adverse to the Company, including product liability claims and allegations related to pharmaceutical marketing practices and contracting strategies;

•

The impact of an adverse judgment or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, product liability, personal injury claims, securities class actions, government investigations, employment and other legal proceedings;

•

Increased scrutiny of the healthcare industry by government agencies and state attorneys general resulting in investigations and prosecutions, which carry the risk of significant civil and criminal penalties, including, but not limited to, debarment from government business;

•	Failure to meet compliance obligations in compliance agreements with governments or government agencies, which could result in significant sanctions;

•

Potential changes to applicable laws and regulations affecting United States and international operations, including relating to: approval of new products; licensing and patent rights; sales and promotion of healthcare products; access to, and reimbursement and pricing for, healthcare products and services; environmental protection; and sourcing of raw materials;

•

Compliance with local regulations and laws that may restrict the Company’s ability to manufacture or sell its products in relevant markets, including requirements to comply with medical device reporting regulations and other requirements such as the European Union’s Medical Devices Regulation;

•

Changes in domestic and international tax laws and regulations, increasing audit scrutiny by tax authorities around the world and exposures to additional tax liabilities potentially in excess of existing reserves; and

•	The issuance of new or revised accounting standards by the Financial Accounting Standards Board and regulations by the Securities and Exchange Commission.

Risks Related to the Company’s Strategic Initiatives, Healthcare Market Trends and the Planned Separation of the Company’s Consumer Health Business

•

Pricing pressures resulting from trends toward healthcare cost containment, including the continued consolidation among healthcare providers and other market participants, trends toward managed care, the shift toward governments increasingly becoming the primary payers of healthcare expenses, significant new entrants to the healthcare markets seeking to reduce costs and government pressure on companies to voluntarily reduce costs and price increases;

•	Restricted spending patterns of individual, institutional and governmental purchasers of healthcare products and services due to economic hardship and budgetary constraints;

•

Challenges to the Company’s ability to realize its strategy for growth including through externally sourced innovations, such as development collaborations, strategic acquisitions, licensing and marketing agreements, and the potential heightened costs of any such external arrangements due to competitive pressures;

•

The potential that the expected strategic benefits and opportunities from any planned or completed acquisition or divestiture by the Company may not be realized or may take longer to realize than expected;

•	The potential that the expected benefits and opportunities related to past and ongoing restructuring actions may not be realized or may take longer to realize than expected;

•	The Company’s ability to consummate the planned separation of the Company’s Consumer Health business on a timely basis or at all;

•	The Company’s ability to successfully separate the Company’s Consumer Health business and realize the anticipated benefits from the planned separation; and

•	The New Consumer Health Company’s ability to succeed as a standalone publicly traded company.

Risks Related to Economic Conditions, Financial Markets and Operating Internationally

•	The risks associated with global operations on the Company and its customers and suppliers, including foreign governments in countries in which the Company operates;

•	The impact of inflation and fluctuations in interest rates and currency exchange rates and the potential effect of such fluctuations on revenues, expenses and resulting margins;

•

Potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs and potential drug reimportation legislation;

•

The impact on international operations from financial instability in international economies, sovereign risk, possible imposition of governmental controls and restrictive economic policies, and unstable international governments and legal systems;

•	The impact of global public health crises and pandemics, including the novel coronavirus (COVID-19) pandemic;

•

Changes to global climate, extreme weather and natural disasters that could affect demand for the Company’s products and services, cause disruptions in manufacturing and distribution networks, alter the availability of goods and services within the supply chain, and affect the overall design and integrity of the Company’s products and operations; and

•	The impact of armed conflicts and terrorist attacks in the United States and other parts of the world, including social and economic disruptions and instability of financial and other markets.

Risks Related to Supply Chain and Operations

•

Difficulties and delays in manufacturing, internally, through third-party providers or otherwise within the supply chain, that may lead to voluntary or involuntary business interruptions or shutdowns, product shortages, withdrawals or suspensions of products from the market, and potential regulatory action;

•

Interruptions and breaches of the Company’s information technology systems or those of the Company’s vendors, which could result in reputational, competitive, operational or other business harm as well as financial costs and regulatory action;

•

Reliance on global supply chains and production and distribution processes that are complex and subject to increasing regulatory requirements that may adversely affect supply, sourcing and pricing of materials used in the Company’s products; and

•

The potential that the expected benefits and opportunities related to restructuring actions contemplated for the global supply chain may not be realized or may take longer to realize than expected, including due to any required approvals from applicable regulatory authorities.

Investors also should carefully read the Risk Factors described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 1, 2023 for a description of certain risks that could, among other things, cause our actual results to differ materially from those expressed in our forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider the risks described above and in Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 1, 2023 to be a complete statement of all potential risks and uncertainties. We do not undertake to publicly update any forward-looking statement that may be made from time to time, whether as a result of new information or future events or developments.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. Our internet address is www.jnj.com. We make available free of charge on our website the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with or furnished to the SEC. However, other than any documents expressly incorporated by reference, the information on our website or any other website that is referred to in this prospectus is not a part of this prospectus.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we complete our offering of the debt securities; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Annual report on Form 10-K for the fiscal year ended January 1, 2023;

•	Current reports on Form 8-K and 8-K/A, as applicable, filed on February 14, 2023 and February 15, 2023; and

•	All information in our proxy statement filed on March 17, 2022, to the extent incorporated by reference in our annual report on Form 10-K for the fiscal year ended January 2, 2022.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary’s Office

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

(732) 524-2455

JOHNSON & JOHNSON

We have approximately 152,700 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the health care field. Johnson & Johnson is a holding company, with operating companies conducting business in virtually all countries of the world. Our primary focus is on products related to human health and well-being.

Johnson & Johnson was incorporated in the State of New Jersey in 1887. Our principal office is located at One Johnson & Johnson Plaza, New Brunswick, NJ 08933. Our telephone number is (732) 524-0400.

All references herein to “Johnson & Johnson”, “we”, “us”, or “the Company” include Johnson & Johnson and its subsidiaries, unless the context otherwise requires.

RISK FACTORS

Before purchasing the debt securities, you should consider carefully the information under the headings “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 1, 2023, which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. You should also carefully consider the other information included in this prospectus, the accompanying prospectus supplement and other information incorporated by reference herein and therein. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information.”

USE OF PROCEEDS

Unless the prospectus supplement indicates otherwise, the net proceeds to be received by us from sales of the debt securities will be used for general corporate purposes, including working capital, capital expenditures, stock repurchase programs, repayment and refinancing of borrowings and acquisitions.

DESCRIPTION OF DEBT SECURITIES

The debt securities are to be issued under the Indenture dated as of September 15, 1987 (the “Base Indenture”), between Johnson & Johnson and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company, which succeeded Harris Trust and Savings Bank), as trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of September 1, 1990 (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated as of November 9, 2017 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”). The Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture are filed as exhibits to this registration statement. Certain provisions of the Indenture are referred to and summarized below. You should read the complete Indenture for provisions that may be important to you.

General

An unlimited aggregate principal amount of debt securities can be issued under the Indenture (Section 2.01 of the Indenture).

Debt securities will be offered to the public on terms determined by market conditions at the time of sale. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par or at an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates. The debt securities will be our unsecured obligations issued in fully registered form without coupons or in bearer form with coupons (Recital and Sections 2.01 and 9.01 of the Indenture). If the debt securities of a series are denominated in a foreign or composite currency, the applicable prospectus supplement will specify the denomination or denominations in which those debt securities will be issued.

Refer to the prospectus supplement for the following terms to the extent they are applicable to the debt securities:

(a)	designation, aggregate principal amount and denomination;

(b)	date of maturity;

(c)	currency or currencies for which debt securities may be purchased and currency or currencies in which principal and interest may be payable;

(d)	if the currency for which debt securities may be purchased or in which principal and interest may be payable is at the purchaser’s election, the manner in which an election may be made;

(e)	interest rate;

(f)	the times at which interest will be payable;

(g)	redemption date, redemption price and other redemption terms;

(h)	federal income tax consequences;

(i)	whether debt securities are to be issued in book-entry form and, if so, the identity of the depository and information with respect to book-entry procedures; and

(j)	other terms of the debt securities.

Interest and Interest Rates

General

In the applicable prospectus supplement, we will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest. Each debt security will accrue interest from the date on which it is originally issued or from the most recent interest payment date for which interest has been paid or provided for. Interest on each such debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and as otherwise described below and at maturity or, if earlier, the redemption date described in such prospectus supplement.

Fixed Rate Debt Securities

If the debt securities of a series being offered will bear interest at a fixed rate of interest, the debt securities of that series will bear interest at the annual interest rate specified on the cover page of the applicable prospectus supplement. Interest on those debt securities will be payable semi-annually in arrears on the interest payment dates for those debt securities. Unless otherwise specified in the applicable prospectus supplement, interest on the fixed rate debt securities will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Debt Securities

If the debt securities of a series being offered will bear interest at a floating rate of interest, the debt securities of that series will bear interest during each relevant interest period at the rate determined as set forth in the applicable prospectus supplement. In the applicable prospectus supplement, we will indicate any spread or spread multiplier to be applied in the interest rate formula to determine the interest rate applicable in any interest period and other terms of the offered notes. The applicable prospectus supplement will identify the calculation agent for each series of floating rate debt securities, which will compute the interest accruing on the debt securities of the relevant series.

Certain Covenants

We will generally covenant not to create, assume or suffer to exist any lien on any Restricted Property (described below) to secure any debt of Johnson & Johnson, any subsidiary or any other person, or permit any subsidiary to do so, without securing the debt securities of any series having the benefit of the covenant by the same lien equally and ratably with the secured debt for so long as that debt shall be so secured. This covenant is subject to certain exceptions specified in the Indenture. Exceptions include:

(a)	existing liens or liens on facilities of corporations at the time they become subsidiaries;

(b)	liens existing on facilities when acquired, or incurred to finance the purchase price, construction or improvement thereof;

(c)	certain liens in favor of or required by contracts with governmental entities;

(d)	liens securing debt of a subsidiary owed to Johnson & Johnson or another subsidiary;

(e)	extensions, renewals or replacements in whole or part of any lien referred to in clauses (a) through (d); and

(f)

liens otherwise prohibited by this covenant, securing indebtedness that, together with the aggregate amount of outstanding indebtedness secured by liens otherwise prohibited by this covenant and the value of certain sale and leaseback transactions, does not exceed 10% of our consolidated net tangible assets (defined in the Indenture as total assets less current liabilities and intangible assets) (Section 4.04 of the Indenture).

We will also generally covenant not to, and not to permit any subsidiary to, enter into any sale and leaseback transaction covering any Restricted Property unless:

(a)

we would be entitled under the provisions described above to incur debt equal to the value of the sale and leaseback transaction, secured by liens on the facilities to be leased, without equally and ratably securing the debt securities, or

(b)

we, during the six months following the effective date of the sale and leaseback transaction, apply an amount equal to the value of the sale and leaseback transaction to the voluntary retirement of long-term indebtedness or to the acquisition of Restricted Property (Section 4.04 of the Indenture).

Because the covenants described above cover only manufacturing facilities in the continental United States, our manufacturing facilities in Puerto Rico (accounting for approximately 8% of our total manufacturing facilities worldwide) are excluded from the operation of the covenants.

The Indenture defines Restricted Property as:

(a)

any manufacturing facility (or portion thereof) owned or leased by Johnson & Johnson or any subsidiary and located within the continental United States that, in the opinion of our Board of Directors, is of material importance to the business of Johnson & Johnson and its subsidiaries taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of Johnson & Johnson’s consolidated net tangible assets, or

(b)	any shares of capital stock or indebtedness of any subsidiary owning a manufacturing facility described in (a) (Section 4.04 of the Indenture).

There are currently no liens prohibited by the covenants described above on, or any sale and leaseback transactions prohibited by such covenants covering, any property that would qualify as Restricted Property. As a result, we do not keep records identifying which of our properties, if any, would qualify as Restricted Property. We will amend this prospectus to disclose, or disclose in a prospectus supplement, the existence of any lien on or any sale and leaseback transaction covering any Restricted Property, that would require us to secure the debt securities or apply certain amounts to retirement of indebtedness or acquisitions of property, as provided in the covenants.

The Indenture contains no other restrictive covenants, including those that would afford holders of the debt securities protection in the event of a highly leveraged transaction involving Johnson & Johnson or any of its affiliates, or any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios or acquisitions and divestitures.

Amendment and Waiver

Other than amendments not adverse to holders of the debt securities, amendments of the Indenture or the debt securities may be made with the consent of the holders of a majority in principal amount of the debt securities affected (acting as one class). Waivers of compliance with any provision of the Indenture or the debt securities with respect to any series of debt securities may be made only with the consent of the holders of a majority in principal amount of the debt securities of that series. The consent of all holders of affected debt securities will be required to:

(a)	make any debt security payable in a currency not specified or described in the debt security;

(b)	change the stated maturity of any debt security;

(c)	reduce the principal amount of any debt security;

(d)	reduce the rate or change the time of payment of interest on any debt security;

(e)	reduce the amount of debt securities whose holders must consent to an amendment or waiver; or

(f)	impair the right to institute suit for the payment of principal of any debt security or interest on any debt security (Section 9.02 of the Indenture).

The holders of a majority in aggregate principal amount of debt securities affected may waive any past default under the Indenture and its consequences, except a default (1) in the payment of the principal of or interest on any debt securities, or (2) in respect of a provision that cannot be waived or amended without the consent of all holders of debt securities affected (Sections 6.04 and 9.02 of the Indenture).

Events of Default

Events of Default with respect to any series of debt securities under the Indenture will include:

(a)	default in payment of any principal of that series;

(b)	default in the payment of any installment of interest on such series and continuance of that default for a period of 30 days;

(c)

default in the performance of any other covenant in the Indenture or in the debt securities and continuance of the default for a period of 90 days after we receive notice of the default from the Trustee or the holders of at least 25% in principal amount of debt securities of the series; or

(d)	certain events of bankruptcy, insolvency or reorganization in respect of Johnson & Johnson (Section 6.01 of the Indenture).

The Trustee may withhold notice to the holders of a series of debt securities of any default (except in the payment of principal of or interest on the series of debt securities) if it considers withholding of notice to be in the interest of holders of the debt securities (Section 7.05 of the Indenture). Not all Events of Default with respect to a particular series of debt securities issued under the Indenture necessarily constitute Events of Default with respect to any other series of debt securities.

On the occurrence of an Event of Default with respect to a series of debt securities, the Trustee or the holders of at least 25% in principal amount of debt securities of that series then outstanding may declare the principal (or, in the case of debt securities sold at an original issue discount, the amount specified in the terms thereof) and accrued interest thereon to be due and payable immediately (Section 6.02 of the Indenture).

Within 120 days after the end of each fiscal year, an officer of Johnson & Johnson must inform the Trustee whether he or she knows of any default, describing any default and the status thereof (Section 4.03 of the Indenture). Subject to provisions relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the direction of any holders of debt securities unless the Trustee shall have received a satisfactory indemnity (Section 7.01 of the Indenture).

Defeasance of the Indenture and Debt Securities

The Indenture provides that Johnson & Johnson at its option:

(a)

will be discharged from all obligations in respect of the debt securities of a series (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or destroyed debt securities, maintain paying agencies and hold moneys for payment in trust), or

(b)

need not comply with certain restrictive covenants of the Indenture (including those described under “Certain Covenants”), in each case if we irrevocably deposit in trust with the Trustee money or eligible government obligations that through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of (including any mandatory redemption payments) and interest on the debt securities of such series on the dates payments are due in accordance with the terms of such debt securities; provided no default or event of default with respect to such debt securities has occurred and is continuing on the date of such deposit.

Eligible government obligations are those backed by the full faith and credit of the government that issues the currency or foreign currency unit in which the debt securities are denominated. To exercise either option, we are required to deliver to the Trustee an opinion of nationally recognized independent tax counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities of the series to recognize income, gain or loss for Federal income tax purposes. To exercise the option described in clause (a) above, the opinion must be based on a ruling of the Internal Revenue Service, a regulation of the Treasury Department or a provision of the Internal Revenue Code (Section 8.01 of the Indenture).

Global Securities

The debt securities of a series may be issued in the form of a global security that is deposited with and registered in the name of the depositary (or a nominee of the depositary) specified in the accompanying prospectus supplement. So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Except as provided in the Indenture, owners of beneficial interests in debt securities represented by a global security will not:

(a)	be entitled to have debt securities registered in their names;

(b)	receive or be entitled to receive physical delivery of certificates representing debt securities in definitive form;

(c)	be considered the owners or holders of debt securities under the Indenture; or

(d)	have any rights under the Indenture with respect to the global security (Sections 2.06A and 2.13 of the Indenture).

Unless and until it is exchanged in whole or in part for individual certificates evidencing the debt securities that it represents, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. We, in our sole discretion, may at any time determine that any series of debt securities issued or issuable in the form of a global security shall no longer be represented by a global security and the global security shall be exchanged for securities in definitive form pursuant to the Indenture (Section 2.06A of the Indenture).

Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the global security to the accounts of participants. Ownership of interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to interests of participants in the depositary), or by participants in the depositary or persons that may hold interests through such participants (with respect to persons other than participants in the depositary). Ownership of beneficial interests in a global security will be limited to participants or persons that hold interests through participants.

PLAN OF DISTRIBUTION

We may sell the debt securities:

(a)	directly to purchasers;

(b)	through agents;

(c)	to dealers, as principals; and

(d)	through underwriters.

Offers to purchase debt securities may be solicited directly by us or by agents we designate from time to time. Any agent, who may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, involved in the offer or sale of the debt securities will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Agents will generally be acting on a best efforts basis.

If a dealer is utilized in the sale of the debt securities, we will sell debt securities to the dealer, as principal. The dealer may then resell debt securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter or underwriters are utilized in the sale of the debt securities, we will enter into an underwriting agreement with the underwriters at the time of sale to them. The names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the debt securities.

Agents, dealers or underwriters may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

The place and time of delivery for the debt securities will be set forth in the prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended January 1, 2023 have been so incorporated in reliance on the report which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of Abiomed, Inc. because it was acquired by the Company in a business combination during 2022, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the debt securities will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York, with respect to New York law, and Troutman Pepper Hamilton Sanders LLP with respect to New Jersey law.